March 12, 2004

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement of Wako Logistics Group, Inc. on Form SB-2 of our report dated December 29, 2003, except for footnote 1 as to which the date is January 30, 2004, on our audit of the combined financial statements of Wako Logistics Group, Inc., which covered the combined balance sheet as of April 30, 2003 and the results of their operations and cash flows for each of the two years in the period ended April 30, 2003. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong